Exhibit 99.2

Hologic, Inc.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On January 31, 2017, Hologic, Inc. (the “Company”) completed the sale of its blood screening business to Grifols Diagnostic Solutions Inc., a Delaware corporation (“Buyer”), and Grifols, S.A., a company (sociedad anónima) organized under the laws of Spain (“Grifols”). Hologic’s blood screening business was comprised of the development and manufacture of products in connection with nucleic acid probe-based testing in human blood, plasma, other blood products, human cells, organs or tissue intended for or associated with transfusion or transplantation (the “Business”). The Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Grifols on December 14, 2016 pursuant to which (i) the parties would terminate their Existing Collaboration Agreement (as defined below), (ii) the Company would sell to the Buyer substantially all of the assets used in the Business and (iii) the Buyer would assume substantially all of the liabilities of the Business, for an aggregate purchase price of $1.85 billion in cash, subject to certain adjustments for inventory as set forth in the Purchase Agreement.

The Company and Grifols have been jointly engaged in the development, manufacture, commercialization, marketing and sale of certain blood screening products pursuant to an agreement dated as of July 24, 2009, by and between Gen-Probe Incorporated and Grifols Diagnostic Solutions Inc. (as assignee of Novartis Vaccines and Diagnostics, Inc.) (as amended, the “Existing Collaboration Agreement”).

The unaudited pro forma consolidated balance sheet as of September 24, 2016 is presented as if the sale of the Business had occurred on September 24, 2016. The unaudited pro forma condensed consolidated statement of income for the year ended September 24, 2016 is presented as if the sale of the Business had occurred on September 27, 2015.

The estimated net gain resulting from the sale of the Business is included as an adjustment to accumulated deficit in the unaudited pro forma condensed consolidated balance sheet as of September 24, 2016 and is not reflected as an adjustment to the unaudited pro forma condensed consolidated statement of income.

This unaudited pro forma condensed financial information should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended September 24, 2016, as filed with the Securities and Exchange Commission.

The following unaudited pro forma condensed consolidated information is derived from the Company’s historical consolidated financial statements. The unaudited pro forma condensed consolidated financial statements are based on available information and certain assumptions considered reasonable by management.

This unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and is not necessarily indicative of the results of operations that would have occurred had the disposition been effected on the assumed dates, nor is it necessarily indicative of the Company’s future operating results.

Hologic, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

September 24, 2016

	Historical	Pro Forma Adjustments	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$548.4	$1,837.1 [a]	$2,385.5
Restricted cash	—	—	—
Accounts receivable, less reserves	447.0	—	447.0
Inventories	274.7	(30.6)[b]	244.1
Prepaid income taxes	16.9	—	16.9
Prepaid expenses and other current assets	39.6	—	39.6

Total current assets	1,326.6	1,806.5	3,133.1

Property, plant and equipment, net	460.2	(21.4)[b]	438.8
Intangible assets, net	2,643.4	(557.4)[b]	2,086.0
Goodwill	2,803.1	(325.0)[b]	2,478.1
Other assets	83.7	—	83.7

Total assets	$7,317.0	$902.7	$8,219.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$296.0	$—	$296.0
Accounts payable	156.9	—	156.9
Accrued expenses	287.6	660.5 [c]	948.1
Deferred revenue	161.4	—	161.4

Total current liabilities	901.9	660.5	1,562.4

Long-term debt, net of current portion	3,049.4	—	3,049.4
Deferred income tax liabilities	982.6	(206.2)[d]	776.4
Deferred revenue	15.9	—	15.9
Other long-term liabilities	224.5	—	224.5
Stockholders’ equity:
Preferred stock	—	—	—
Common stock	2.9	—	2.9
Additional paid-in-capital	5,560.3	—	5,560.3
Accumulated deficit	(3,138.2)	448.4 [e]	(2,689.8)
Treasury stock, at cost	(250.0)	—	(250.0)
Accumulated other comprehensive loss	(32.3)	—	(32.3)

Total stockholders’ equity	2,142.7	448.4	2,591.1

Total liabilities and stockholders’ equity	$7,317.0	$902.7	$8,219.7

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

Hologic, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Income

Year Ended September 24, 2016

	Historical	Pro Forma Adjustments	Pro Forma
Revenues:
Product	$2,379.0	$(198.2)[f]	$2,180.8
Service and other	453.7	(7.3)[f]	446.4

	2,832.7	(205.5)	2,627.2

Costs of revenues:
Product	756.8	(19.4)[f]	737.4
Amortization of intangible assets	293.4	(23.2)[f]	270.2
Service and other	219.2	—	219.2

Gross Profit	1,563.3	(162.9)	1,400.4

Operating expenses:
Research and development	232.1	(15.2)[f]	216.9
Selling and marketing	415.1	(0.3)[f]	414.8
General and administrative	267.3	(3.8)[f]	263.5
Amortization of intangible assets	89.7	(44.8)[f]	44.9
Restructuring and divestiture charges	10.5	—	10.5

	1,014.7	(64.1)	950.6

Income from operations	548.6	(98.8)	449.8
Interest income	0.7	—	0.7
Interest expense	(155.3)	—	(155.3)
Debt extinguishment loss	(5.3)	—	(5.3)
Other income, net	26.6	—	26.6

Income before income taxes	415.3	(98.8)	316.5
Provision for income taxes	84.5	(36.6)[g]	47.9

Net income	$330.8	$(62.2)	$268.6

Net income per common share:
Basic	$1.18		$0.96

Diluted	$1.16		$0.94

Weighted average number of shares outstanding:
Basic	280,213		280,213

Diluted	286,156		286,156

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

Hologic, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(Unaudited)

1.	Accounting Policies

Assets Held for Sale and Discontinued Operations

Assets Held for Sale

The Company classifies a disposal group to be sold as held for sale in the period in which all of the following criteria are met: management, having the authority to approve the action, commits to a plan to sell the disposal group; the disposal group is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such disposal groups; an active program to locate a buyer and other actions required to complete the plan to sell the disposal group have been initiated; the sale of the disposal group is probable, and transfer of the disposal group is expected to qualify for recognition as a completed sale within one year; the disposal group is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. As of September 24, 2016 and through the date the Company filed its Form 10-K for the year ended September 24, 2016, the Business did not meet the criteria to be classified as held for sale. Upon determining that a disposal group meets the criteria to be classified as held for sale, the Company reports the assets and liabilities of the disposal group as held for sale in the current period in its consolidated balance sheet.

A disposal group that is classified as held for sale is initially measured at the lower of its carrying value or fair value less any costs to sell. Any loss resulting from this measurement is recognized in the period in which the held for sale criteria are met. Conversely, gains are not recognized on the sale of a disposal group until the date of sale. The fair value of a disposal group less any costs to sell is assessed each reporting period it remains classified as held for sale and any subsequent changes are reported as an adjustment to the carrying value of the disposal group, as long as the new carrying value does not exceed the carrying value of the disposal group at the time it was initially classified as held for sale.

Discontinued Operations

Beginning on September 27, 2015, the Company adopted revised guidance for discontinued operations that raises the threshold for a disposal to qualify as a discontinued operation. In determining whether a disposal of a component of an entity or a group of components of an entity is required to be presented as a discontinued operation, the Company is required to evaluate whether the disposal represents a strategic shift that had, or will have, a major effect on its operations and financial results. A component of an entity comprises operations and cash flows that can be clearly distinguished both operationally and for financial reporting purposes. In the event a disposal represents a strategic shift, then the results of operations of the group of assets being disposed of (as well as any gain or loss on the disposal transaction) are presented separately from the Company’s continuing operating results in the consolidated financial statements.

In determining whether or not this disposal qualified to be reported as discontinued operation, the Company considered a number of quantitative and qualitative factors and concluded that the disposal of the Business does not qualify as a strategic shift as the Business has not had and will not have a major effect on the Company’s operations and financial results. Under the existing collaboration agreement, the Company performed research and development activities and manufacturing, while Grifols performed the commercial and distribution activities. The Business is embedded within the Company’s molecular diagnostics business, and the Company retains ownership and will continue to use the intellectual property for the underlying technology of its assays and instrumentation utilized in the Business as this is the underlying technology for its continuing molecular diagnostics business. Therefore, the disposal is not classified as a discontinued operation.

The unaudited pro forma consolidated balance sheet as of September 24, 2016 is presented as if the sale of the business had occurred on September 24, 2016. The unaudited pro forma condensed consolidated statement of income for the year ended September 24, 2016 is presented as if the sale of the business had occurred on September 27, 2015.

2.	Pro Forma Adjustments

The pro forma adjustments are based on the Company’s preliminary estimates and assumptions which are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed consolidated financial information:

(a)	Represents the increase in cash and cash equivalents resulting from consideration received at the close of the Transaction, net of broker fees.

(b)	Adjustments to reflect the elimination of assets of the Business as of September 24, 2016. The Buyer is not assuming any liabilities recorded on the Company’s balance sheet as of September 24, 2016.

(c)	This adjustment represents the estimated taxes payable attributable to the gain on sale that would be accrued for as of the close of the Transaction. The taxes payable amount was calculated using an estimated blended U.S. Federal and state rate of 37.0%.

(d)	Adjustment to reflect the reclassification of deferred tax liabilities to taxes payable attributable to the book to tax difference for the blood screening intangible assets.

(e)	Adjustment to reflect the estimated after-tax gain of $448.4 million arising from the transaction as of January 31, 2017 using balance sheet balances as of September 24, 2016. The actual gain on closing will be a different amount. In addition, the final purchase price may be required to be allocated to the relative fair values of the multiple elements included in the transaction; the sale of the business and providing various transition services to Grifols including the manufacturing of inventory. This estimated gain has not been reflected in the unaudited pro forma condensed consolidated statement of income as it is considered to be nonrecurring in nature.

(f)	Adjustments to reflect the elimination of revenue, costs of revenue, and operating expenses of the Business. Revenue and costs of revenue include amounts of $30.0 million and $29.6, respectively, estimated to be generated by the Company post-closing under a supply agreement to provide Grifols with certain raw materials and Panther instruments and related spare parts. These activities are expected to occur for a number of years beyond the first year after closing the transaction and the amounts are subject to change upon the Company’s final accounting for the transaction, which requires separating the transaction into multiple elements and allocating the consideration expected to be received on a relative fair value basis. In addition, the Company has entered into a collaboration agreement to perform research and development services for Grifols in connection with the Business. These activities are expected to occur over a number of years, however, the Company has not estimated any amounts to be included as pro forma adjustments due to the significant uncertainty of those projects, their timing and related pricing.

(g)	Adjustment represents the estimated income tax effect of the pro forma adjustments. The tax effect of the pro forma adjustments was calculated using an estimated blended U.S. Federal and state rate of 37.0%.